UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*


                                BEA Systems, Inc.
                                -----------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   073325 10 2
                                   -----------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------           ----------------------------

CUSIP No.  073325 10 2                    13G    Page 2 of  8 Pages

--------------------------------------           ----------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P. - (IRS Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             24,789,578
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            24,789,578

---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           24,789,578
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------           ----------------------------

CUSIP No.  073325 10 2                    13G    Page 3 of 8 Pages

--------------------------------------           ----------------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            212,450
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             24,789,578
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 212,450

                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            24,789,578
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,002,028
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------------           ----------------------------

CUSIP No.  073325 10 2                    13G     Page 4 of 8 Pages

--------------------------------------            ----------------------------


---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC - (IRS Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0

                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             25,002,028
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
       WITH
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            25,002,028
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,002,028
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [  ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):         Name of Issuer:
                   ---------------

                   BEA Systems, Inc., a Delaware corporation (the "Company").

Item 1(b):         Address of Issuer's Principal Executive Offices:
                   ------------------------------------------------

                   2315 North First Street
                   San Jose, California 95131

Item 2(a) and (b): Name of Person Filing; Address of Principal Business Office
                   or, if None, Residence:
                   -----------------------

                   This statement is being filed by and on behalf of: (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"), (b) Warburg Pincus & Co., a New York general partnership ("WPC"), and (c) Warburg Pincus LLC, a New York limited liability company ("WPLLC"), which manages WPV. WPC is the sole general partner of WPV. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(c):         Citizenship:
                   ------------

                   WPV is a Delaware limited partnership

                   WPC is a New York general partnership

                   WPLLC is a New York limited liability company

Item 2(d):         Title of Class of Securities:
                   -----------------------------

                   Common Stock, $0.001 par value (the "Common Stock")

Item 2(e):         CUSIP Number:
                   -------------

                   073325 10 2

Item 3:            If this statement is filed pursuant to
-------            --------------------------------------
                   ss.ss.240.13d-1(b) or 240.13d-2(b) or (c),
                   ------------------------------------------
                   check whether the person is filing as a:
                   ----------------------------------------

                   (a)[ ] Broker or dealer registered under section 15 of the
                          Act (15 U.S.C. 78o).
                   (b)[ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).
                   (c)[ ] Insurance  company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
                   (d)[ ] Investment  company  registered  under  section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                   (e)[ ] An investment adviser in accordance with ss. 240.13d-1
                          (b)(1)(ii)(E).
                   (f)[ ] An  employee benefit plan or endowment fund in
                          accordance with ss. 240.13d-1(b)(1)(ii)(F).
                   (g)[ ] A parent holding company or control person in
                          accordance with ss. 240.13d-1(b)(1)(ii)(G).

                   (h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
                   (i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                   (j)[ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

                   Not applicable.

Item 4:            Ownership by WPV:
-------            -----------------

                   (a) Amount beneficially owned: 24,789,578 shares of Common
                       Stock

                   (b) Percent of class: 6.2%

                   (c) Number of shares as to which the person has:

                       (i)  Sole power to vote or direct the vote: 0
                       (ii) Shared power to vote or direct the vote:
                            24,789,578
                       (iii)Sole power to dispose or direct the disposition
                            of: 0
                       (iv) Shared power to dispose or direct the disposition
                            of:  24,789,578

                   Ownership by WPC:
                   -----------------

                   (a) Amount beneficially owned: 25,002,028 shares of Common
                       Stock

                   (b) Percent of class: 6.2%

                   (c) Number of shares as to which the person has:

                       (i)   Sole power to vote or direct the vote: 212,450
                       (ii)  Shared power to vote or direct the vote: 24,789,578
                       (iii) Sole power to dispose or direct the disposition
                             of: 212,450
                       (iv) Shared power to dispose or direct the disposition
                            of:  24,789,578

                   Ownership by WPLLC:
                   -------------------

                   (a) Amount beneficially owned: 25,002,028 shares of Common
                       Stock

                   (b) Percent of class: 6.2%

                   (c) Number of shares as to which the person has:

                       (i)   Sole power to vote or direct the vote: 0
                       (ii)  Shared power to vote or direct the vote:
                             25,002,028
                       (iii) Sole power to dispose or direct the disposition
                             of: 0
                       (iv) Shared power to dispose or direct the disposition of: 25,002,028

Item 5:             Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    Not applicable.

Item 6:             Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    -------

                    Not applicable.

Item 7:             Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on by the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ----------------

                    Not applicable.

Item 8:             Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    WPV, WPC and WPLLC are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. This agreement among WPV, WPC and WPLLC to file jointly is attached hereto as Exhibit A. Each of WPV, WPC and WPLLC disclaims beneficial ownership of all of the Common Shares, other than those reported herein as being owned by it.

Item 9:             Notice of Dissolution of Group:
                    -------------------------------

                    Not applicable.

Item 10:            Certification:
                    --------------

                    Not applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 2005

                                            WARBURG, PINCUS VENTURES, L.P.

                                            By:  Warburg Pincus & Co.
                                                 its General Partner

                                            By:  /s/ Scott A. Arenare
                                                 -------------------------------
                                                 Name:  Scott A. Arenare
                                                 Title: Partner



                                            WARBURG PINCUS & CO.


                                            By:  /s/ Scott A. Arenare
                                                 -------------------------------
                                                 Name:  Scott A. Arenare
                                                 Title: Partner



                                            WARBURG PINCUS LLC


                                            By:  /s/ Scott A. Arenare
                                                 -------------------------------
                                                 Name: Scott A. Arenare
                                                 Title: Managing Director